EXHIBIT 99.1

RISK FACTORS

Risks Related to Our Business

We have incurred significant operating losses since our inception and we expect to continue to incur significant net losses and negative cash flows.

      We have incurred significant operating losses and net losses in each quarterly and annual period since our inception, and we expect to continue to incur significant losses in 2002. We incurred net losses of $3.5 million for the eight months ended December 31, 1996, $4.5 million for the year ended December 31, 1997, $5.5 million for the year ended December 31, 1998, $18.5 million for the year ended December 31, 1999, $46.9 million for the year ended December 31, 2000, $90.9 million for the year ended December 31, 2001 and $21.2 million for the nine months ended September 30, 2002. In addition, we had negative cash flows from operations of $5.0 million for the year ended December 31, 1998, $5.2 million for the year ended December 31, 1999, $41.0 million for the year ended December 31, 2000, $55.3 million for the year ended December 31, 2001 and $22.4 million for the nine months ended September 30, 2002. As of September 30, 2002, we had an accumulated deficit of $214.5 million. We expect our operating losses and negative cash flows to continue in connection with new product introductions as we continue to attempt to expand our business, including related spending in product development, sales and marketing, research and development, manufacturing, and general and administrative expenses. We entered into and expect to continue to enter into significant customer contracts for the development and supply of our products. These contracts may place significant demands on our financial resources. If we are unable to increase our revenue sufficiently to offset these expenses, we will not achieve profitability and our operating losses, net losses and negative cash flows will continue.

We have been operating only since 1996 and our historic operating results may not be an indication of future operations.

      We launched our first wireless modem in 1996 and we have a limited operating history. We are subject to risks, expenses and uncertainties that young and growing companies like ours face, particularly in the evolving wireless communications market. These considerations include our ability to continue to expand our customer base, maintain our current strategic-relationships and develop new ones, deliver products associated with our key contracts in a profitable and timely manner, attract and retain qualified personnel and manage our growth. Because we have only recently commenced commercial sales of our products, our past results and rates of growth may not be meaningful, and they should not be relied upon as an indicator of our future performance.

If we continue to experience negative cash flow, we may need to raise additional capital to fund our working capital requirements and anticipated capital expenditures.

      We currently anticipate that current working capital, including budgeted cash flow and available borrowings under our credit facility, will be sufficient to meet our working capital requirements and anticipated capital expenditures through the end of the first quarter of 2003. The forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. If we continue to experience negative cash flow, we may be required to raise additional funds through the private or public sale of additional debt or equity securities or through commercial bank borrowings to fund our working capital requirements and anticipated capital expenditures. Our ability to obtain additional capital will depend on financial market conditions, investor expectations for the wireless technology industry, the national economy and other factors outside our control. If we are able to obtain funds through the issuance of equity securities, our stockholders will experience dilution and such newly-issued equity securities may have rights, preferences or privileges senior to the current holders of our capital stock. There can be no assurance that such additional financing will be available on acceptable terms, or at all. If needed, the failure to secure additional financing would have a material adverse effect on our business, financial condition and operating results and may impair our ability to continue our operations at their current level.

If we cannot deliver products associated with our significant supply contracts in a profitable and timely manner, our reputation could be harmed and our revenue and profit margins may decrease.

      Our ability to generate future revenue under many of our significant supply contracts depends upon our ability to manufacture and supply products that meet defined specifications. To realize the benefits of these contracts, we will have to manage the following risks successfully:

•	We have priced these contracts on our estimate of future production costs. If we incur higher costs than anticipated, our gross margins on these contracts will decrease and these contracts may not be as profitable as anticipated.

•	If we are unable to commit the necessary resources or are unable to deliver our products as required by the terms of these contracts, our customers may cancel the contracts. In that event, we might not recover any costs that we incurred for research and development, sales and marketing, production and otherwise and we may incur additional costs including contractual penalties.

•	If we fail to meet a delivery deadline, or a customer determines that the products we delivered do not meet the agreed-upon specifications, we may have to reduce the price we can charge for our products, or we may be liable to pay damages to the customer.

      If we are unable to successfully manage these risks or meet required deadlines in connection with one or more of our key contracts, our reputation could be harmed and our business, financial condition, results of operations and liquidity could be materially adversely affected.

If the demand for wireless access to the Internet does not increase, our revenue will continue to decline.

      The markets for wireless internet products and services are relatively new and rapidly evolving, both technologically and competitively. Market demand for our products has not generated sufficient revenues to cover our operating costs.

      Our financial condition, results of operations and cash flows have been adversely affected since 2000 as a result of overall decreases in demand in the marketplace for both wireless products and wireless access services for the transmission of data. A significant amount of our revenue is generated by our products for portable PCs and handheld computing devices. In addition, certain recent models of portable PCs and handheld computing devices include internal wireless modems installed by the manufacturer which reduce the need for consumers to purchase our wireless modem products. A decrease in our cash flows or our failure to generate significant revenue from new or existing products, whether due to the purchase by more consumers of portable PCs and handheld computing devices with internal wireless modems, lack of market acceptance, competition, technological change or otherwise, or the inability to reduce manufacturing or operating costs, will adversely impact our business, financial condition and results of operations.

If we are unable to comply with The NASDAQ Stock Market’s National Market’s listing requirements, our common stock will be subject to delisting from The NASDAQ Stock Market’s National Market.

      Our common stock is listed on The NASDAQ Stock Market’s National Market. In order for our common stock to continue to be listed on The NASDAQ National Market, we must satisfy various listing maintenance standards established by NASDAQ, including a requirement that we maintain a minimum closing bid price of at least $1.00 per share for our common stock, subject to certain exceptions. During 2002, the quoted per share market price for our common stock fell below the minimum closing bid price of $1.00 per share in excess of the maximum number of days permitted by NASDAQ. As a result, our common stock became subject to delisting from The NASDAQ National Market, subject to a hearing before NASDAQ’s Listing Qualifications Panel. In October 2002, following a written hearing before NASDAQ’s Listing Qualifications Panel, we effected a reverse stock split which resulted in the increase in the quoted per share market price of our common stock to above $1.00. To regain compliance with The NASDAQ National Market’s listing standards, NASDAQ has informed us that we must maintain a closing bid price of at least $1.00 per share for the 10 consecutive trading days through November 13, 2002, as well as comply with all other listing requirements, including having stockholder’s equity of at least $10.0 million, subject to NASDAQ’s Listing Qualifications Panel’s discretion to subject us to continued review based on the trading activity of our common stock through November 13, 2002. Accordingly, as of the date of this prospectus, we remain under review by NASDAQ’s Listing Qualifications Panel until we satisfy these requirements. As of September 30, 2002, our stockholder’s equity was $11.7 million. In addition, as of November 5, 2002, the quoted closing price per share of our common stock was $1.84. If we continue to sustain losses or are not otherwise able to maintain stockholder’s equity of $10.0 million, or if the quoted closing bid price per share for our common stock falls below $1.00 per share, we will again be subject to delisting from The NASDAQ National Market. Consequently, we cannot assure you that our common stock will continue to be listed on The NASDAQ National Market. If our common stock is delisted from The NASDAQ National Market, we may be able to qualify for listing on The NASDAQ Small Cap Market if we are able to satisfy all requirements for continued listing on that market, including maintaining a minimum closing bid price of at least $1.00 per share and having a stockholder’s equity of at least $2.5 million. However, delisting from The NASDAQ National Market or the transfer to The NASDAQ Small Cap Market could have an adverse affect on the liquidity and quoted per share trading price of our common stock and on our ability to raise capital through the issuance of common stock or securities convertible into common stock.

The marketability of our products may suffer if wireless telecommunications operators do not deliver acceptable wireless services.

      The success of our business depends on the capacity, affordability and reliability of wireless data access provided by various wireless telecommunications operators. Currently, various wireless telecommunications operators such as Sprint and Verizon Wireless, either directly or jointly with us, sell our products in connection with the sale of their wireless data access services to their customers. Growth in demand for wireless data access may be limited if wireless telecommunications operators cease operations, fail to offer services which customers consider valuable, fail to maintain sufficient capacity to meet demand for wireless data access, delay the expansion of their wireless networks and services, fail to offer and maintain reliable wireless network services or fail to market their services effectively. If any of these occurs, or if for any other reason the demand for wireless data access fails to grow, sales of our products will decline and our business, financial condition, results of operations could be materially adversely affected.

      In addition, our future growth depends on the successful deployment of next generation wireless data networks by third parties, including those networks for which we currently are developing products. If these next generation networks are not deployed or widely accepted, or if deployment is delayed, there will be no market for the products we are developing to operate on these networks. As a result, we will not be able to recover our research and development expenses and our financial condition and results of operations and liquidity could be materially adversely affected.

We currently rely exclusively on third-party manufacturers to produce our products, and our ability to control their operations is limited.

      We currently outsource our manufacturing to Solectron de Mexico, S.A. de C.V., a subsidiary of Solectron Corporation and to LG Innotek Co., Ltd., a subsidiary of LG Electronics, Inc. We also have a written understanding with Sanmina-SCI Corporation that permits Sanmina the opportunity until June 2003 to bid on all our new contract manufacturing business. We expect to continue to depend exclusively on third-party manufacturers to produce our products in a timely fashion and at satisfactory quality levels. None of these third-party manufacturers is obligated to supply products to us for any specific quantity, except as may be provided in particular purchase orders which we submit to them from time to time. If our third-party manufacturers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, then product shipments to our customers could be delayed, which would negatively impact our revenues and our competitive position and reputation. The cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. Our reliance on our third-party manufacturers exposes us to a number of risks, which are outside our control:

•	unexpected increases in manufacturing costs;

•	interruptions in shipments if our third-party manufacturers are unable to complete production in a timely manner;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	inability to control production levels and to meet minimum volume commitments to our customers;

•	inability to control manufacturing yield;

•	inability to maintain adequate manufacturing capacity; and

•	inability to secure adequate volumes of components.

      If we are unable to manage successfully our relationships with these third-party manufacturers, the quality and availability of our products may be harmed. If any of our third-party manufacturers stopped manufacturing our products for any reason or reduced its manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely basis. In addition, if any of our third-party manufacturers changed the terms under which they manufacture for us, our manufacturing costs could significantly increase.

      We generally place orders with our third-party manufacturers at least three months prior to scheduled delivery of products to our customers. Accordingly, if we inaccurately anticipate demand for our products, we may be unable to obtain adequate quantities of components to meet our customers’ delivery requirements or, alternatively, we may accumulate excess inventories. If one or more of these events were to occur, our business, financial condition and results of operations could be materially adversely affected by increased costs, reduced revenue and lower product margins.

If we fail to adopt new technology and fail to develop and introduce new products successfully, we may not be able to compete effectively.

      We operate in a highly competitive environment, characterized by rapidly changing technology and industry standards. New products based on emerging technologies or evolving industry standards may quickly render an existing product obsolete and unmarketable. Our growth and future operating results depend in part upon our ability to enhance existing products and introduce newly developed products that conform to prevailing and evolving industry standards, meet or exceed technological advances in the marketplace, meet changing customer requirements, achieve market acceptance and respond to our competitors’ products.

      The development of new products can be very difficult and requires technological innovation. The development process is also lengthy and costly. In addition, wireless communications service providers require that wireless data systems deployed on their networks comply with their own standards, which may differ from the standards of other providers. If we fail to anticipate our customers’ needs and technological trends accurately or are otherwise unable to complete the development of products on time and within budgeted amounts, we will be unable to introduce new products into the market on a timely basis, if at all. If we are unsuccessful at developing and introducing new products that are sufficiently appealing to enterprise customers or consumers, we may be unable to recover our significant research and development costs and our business, financial condition and results of operations could be materially adversely affected. In addition, as we introduce new versions of our existing products or new products altogether, our current customers may not require the technological innovations of these products and may not purchase them.

      To grow our revenue and achieve profitability, we must retain our current customers and develop new ones. If consumers view our competitors’ products as superior to ours, or if our products are unable to meet their expectations or requirements, we may be unable to retain our existing customers or to develop new customers which would materially and adversely effect our business, financial condition and results of operations.

The fluctuation of our quarterly operating results may cause our stock price to decline.

      Our future quarterly operating results may fluctuate significantly and may not meet the expectations of securities analysts or investors. If this occurs, the market price of our stock would likely decline. The following factors may cause fluctuations in our operating results:

•	Decreases in revenue or increases in operating expenses. We budget our operating expenses based on anticipated sales, and a significant portion of our sales and marketing, research and development and general and administrative costs are fixed, at least in the short term. If revenue decreases and we are unable to reduce our operating costs quickly and sufficiently, our operating results could be materially adversely affected. We have entered into and expect to continue to enter into significant customer contracts for the development and supply of our products. We expect to incur significant research and development, sales and marketing and other costs relating to the development, manufacture and sale of these products prior to receiving revenue from these contracts, if any.

•	Product mix. The product mix of our sales affects profit margins in any given quarter. As our business evolves and the revenue from the product mix of our sales varies from quarter to quarter, our operating results will likely fluctuate.

•	New product introductions. As we introduce new products, the timing of these introductions will affect our quarterly operating results. We may have difficulty predicting the timing of new product introductions and the market acceptance of these new products. If products and services are introduced earlier or later than anticipated, or if market acceptance is unexpectedly high or low, our quarterly operating results may fluctuate unexpectedly. Our quarterly operating results also fluctuate because we incur substantial upfront research and development, sales and marketing, production and other costs to support new product introductions prior to the periods in which we will recognize revenue from new products.

•	Use of supply contracts with customers. We rely on long-term supply contracts with our distributor customers. These contracts typically include a non-binding, forward-looking rolling forecast and allow the customer to make certain volume changes within specified periods of time in advance of scheduled production dates. We use these forecasts for internal planning of material procurement and required manufacturing capacity, but cannot predict with certainty incoming orders or changes in forecasts. Our operating results may fluctuate as a result of deviations from forecasted amounts, the timing of substantial orders, decreases in orders, failure to fulfill orders, possible delays or shortages in component supplies, or possible delays in the manufacture or shipment of current or new products.

•	Lengthy sales cycle. In addition, the length of time between the date of initial contact with a potential customer and the execution of a contract may take several months, and is subject to delays over which we have little or no control. The sale of our products is subject to delays from our customers’ budgeting, approval and competitive evaluation processes that typically accompany significant information technology purchasing decisions. For example, customers frequently begin by evaluating our products on a limited basis and devote time and resources to testing our products before they decide whether or not to purchase a product. We commit substantial time and resources to educate potential customers on the use and benefits of our products. Customers may also defer orders as a result of anticipated releases of newer or enhanced products by us or our competitors. As a result, our ability to anticipate the timing and volume of sales to specific customers is limited, and the delay or failure to complete one or more large transactions could cause our operating results to vary significantly from quarter to quarter.

      We believe that quarter-to-quarter comparisons of our operating results will not necessarily be meaningful in predicting our future performance. If we do not achieve our expected revenue, it is possible that our operating results will fall below the expectations of market analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the trading price of our common stock.

We depend upon a small number of our customers for a substantial portion of our revenue.

      A significant portion of our revenue comes from a small number of customers. Our top ten customers for the nine months ended September 30, 2002 accounted for approximately 87% of our revenue and our ten top customers for the year ended December 31, 2001 accounted for approximately 66.6% of our revenue. For the nine months ended September 30, 2002, Sprint accounted for 42.1% and Voicestream accounted for 8.3% of our revenue. In addition, revenue from cash received in the Metricom bankruptcy settlement of approximately $1.4 million accounted for 6.7% of our revenue for the nine months ended September 30, 2002. For the year ended December 31, 2001, Hewlett-Packard accounted for 13.0%, Metricom accounted for 12.4%, @Road accounted for 8.9% and Hugh Symons accounted for 7.4% of our revenue. We expect that a small number of customers will continue to account for a substantial portion of our revenue. Our business was impacted adversely by the bankruptcy of Metricom, which filed for bankruptcy in July 2001 and the bankruptcy of OmniSky which filed for bankruptcy in December 2001. If there is a downturn in the business of one or more of these customers, if one or more of these customers files for bankruptcy or becomes insolvent, if we are unable to continue to retain their business, or if we are unable to diversify our customer base, our revenue may decline.

We depend on sole source suppliers for some of our components, and our product availability and sales would be harmed if any of these suppliers is not able to meet our demand and alternative components are not available.

      Our products contain a variety of components, many of which are procured from single suppliers. These components include both tooled parts and industry-standard parts, many of which are used in cellular telephone handsets. Currently, some components and certain integrated circuits are in short supply worldwide. If the shortage of these components or any other key components persists or worsens, we may not be able to deliver sufficient quantities of our products to satisfy demand. The cost, quality and availability of components are essential to the successful production and sale of our products. Some of these components come from sole or single source suppliers for which alternative components may not be available. If suppliers are unable to meet our demand for sole source components and if we are unable to obtain an alternative source or if the price for a substitute is prohibitive, our ability to maintain timely and cost-effective production of our products would be seriously harmed.

If we fail to develop and maintain strategic alliances, we may not be able to penetrate new markets.

      A key element of our business strategy is to penetrate new markets by developing new products through strategic alliances with leading companies.

      We are currently investing, and plan to continue to invest, significant resources to develop these relationships. We believe that our success in penetrating new markets for our products will depend in part on our ability to maintain these relationships and to cultivate additional or alternative relationships. We cannot assure you that we will be able to develop additional strategic alliances, that existing relationships will be successful in achieving their purposes or that strategic partners will not form competing arrangements.

We may not be able to maintain and expand our business if we are not able to hire, retain and manage additional qualified personnel.

      Our success in the future depends in part on the continued contribution of our executive, technical, engineering, sales, marketing, manufacturing and administrative personnel. Recruiting and retaining skilled personnel, including software and hardware engineers, is highly competitive, especially in the San Diego area. Most of our senior management and other key personnel are not bound by employment agreements. If we are not able to attract or retain qualified personnel in the future, or if we experience delays in hiring required personnel, particularly qualified engineers, we will not be able to maintain and expand our business.

Any acquisitions we make could disrupt our business and harm our financial condition and results of operations.

      As part of our business strategy, we intend to review on an ongoing basis acquisition opportunities that we believe would be advantageous to the development of our business. While we have no current agreements or plans with respect to any acquisitions, we may acquire businesses, products, or technologies in the future. If we make any acquisitions, we could take any or all of the following actions, any one of which could adversely affect our business, financial condition, results of operations and the price of our common stock:

•	issue equity securities that would dilute existing stockholders’ percentage ownership;

•	use a substantial portion of our available cash, if any;

•	incur substantial debt, which may not be available to us on favorable terms and may adversely affect our liquidity;

•	assume contingent liabilities; and

•	take substantial charges in connection with acquired assets.

      Acquisitions also entail numerous other risks, including: difficulties in assimilating acquired operations, products and personnel; unanticipated costs; diversion of management’s attention from other business concerns; adverse effects on existing business relationships with suppliers and customers; risks of entering markets in which we have limited or no prior experience; and potential loss of key employees from either our preexisting business or the acquired organization. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business and operating results.

Our future results could be harmed by risks associated with international sales and operations.

      We may expand our international sales and marketing activities in the future. We have limited experience in marketing, selling, distributing and manufacturing our products and services internationally. International sales accounted for approximately 7% of our revenue for the year ended December 31, 2000, approximately 16% of our revenue for the year ended December 31, 2001 and approximately 8% of our revenue for the nine months ended September 30, 2002. If we expand international sales, we would become subject to a number of risks, which may increase our costs, lengthen our sales cycle and require significant management attention. These risks associated with doing business internationally generally include:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets, and changes in diplomatic and trade relationships;

•	less effective protection of intellectual property;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	increased expenses associated with customizing products for foreign countries;

•	unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

•	longer collection cycles and difficulties in collecting accounts receivable; and

•	difficulty in managing widespread sales and research and development operations.

      Our sales and invoices are generally denominated in U.S. dollars. In the future, however, we may record sales and invoice customers in the applicable local foreign currency. If that occurs, we may be exposed to international currency fluctuations.

The wireless communications market is highly competitive and we may be unable to compete effectively.

      We compete in the wireless communications markets. The markets for wireless data access products are highly competitive and we expect competition to increase. Many of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They also may devote greater resources than we do to the development, promotion and sale of their respective products.

      Many of our competitors have more extensive customer bases and broader customer relationships and industry alliances that they can leverage to establish relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations. In addition, these companies may adopt aggressive pricing policies or offer more attractive terms to customers, may bundle their competitive products with broader product offerings and may introduce new products and enhancements. Current and potential competitors may establish cooperative relationships among themselves or with third parties to enhance their products. As a result, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

      Our wireless communications products compete with a variety of devices, including wireless modems, wireless handsets, wireless handheld computing devices and other wireless devices. Our current and potential competitors include:

•	wireless modem integrators, such as Sierra Wireless, Wavecom, Option, NextCell and Tellus;

•	traditional wired modem manufacturers, such as 3Com and Xircom;

•	wireless device manufacturers, such as Handspring, Palm and Research in Motion (BlackBerry);

•	wireless handset manufacturers and next generation wireless technology providers, such as Ericsson, Motorola, Kyocera and Nokia; and

•	non-cellular digital packet data private communications network providers, such as Emotiant and Bell South.

      We expect our competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product introductions or enhancements by our competitors could reduce our sales and the market acceptance of our products, cause intense price competition and make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We cannot be sure that we will have sufficient resources to make these investments or that we will be able to make the technological advances necessary to remain competitive. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of our market share. Our failure to compete successfully could seriously harm our business, financial condition and results of operations.

Our products may contain errors or defects, which could decrease their market acceptance.

      Our products are technologically complex and must meet stringent user requirements. We must develop our software and hardware products quickly to keep pace with the rapidly changing and technologically advanced wireless communications market. Products as sophisticated as ours may contain undetected errors or defects, especially when first introduced or when new models or versions are released. Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources, and increased customer service and support costs and warranty claims.

We could incur substantial costs defending our intellectual property from infringement or a claim of infringement.

      Our success also depends on our proprietary technology. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. Before we do so, we may not be able to detect infringement and as a consequence we may lose competitive position in the market. Intellectual property rights also may be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share. The unauthorized use of our technology by competitors could have a material adverse effect on our ability to sell our products in some markets.

      Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. These claims and any resulting litigation could subject us to significant liability for damages or could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention away from the operation of our business. Any potential intellectual property litigation against us could also force us to do one or more of the following:

•	stop using the challenged intellectual property and refrain from selling our products or services that incorporate it;

•	obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; or

•	redesign those products or services that are based on or incorporate the challenged intellectual property.

      If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our products, or we may be unable to do so on terms economically favorable to us, and our business, financial condition and results of operations may be materially adversely affected.

We may not be able to develop products that comply with applicable government regulations.

      Our products must comply with government regulations. For example, in the United States, the Federal Communications Commission regulates many aspects of communications devices, including radiation of electromagnetic energy, biological safety and rules for devices to be connected to the telephone networks. Radio frequency devices, which include our modems, must be approved under the above regulations by obtaining equipment authorization from the FCC prior to being offered for sale. Additionally, we cannot anticipate the effect that changes in government regulations may have on our ability to develop products in the future. Failure to comply with existing or evolving government regulations or to obtain timely regulatory approvals or certificates for our products could materially adversely affect our business, financial condition and results of operations. An inability or delay in obtaining FCC authorization could result in a decline in future revenue.

Terrorist attacks have contributed to economic instability in the United States; continued terrorist attacks, war or other civil disturbances could lead to further economic instability and depress our stock price.

      On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused instability in the global financial markets, and have contributed to downward pressure on stock prices of United States publicly traded companies, such as us. This instability has resulted in a slowdown in the employment sector as companies assessed the impact of the attacks on their operations and on their employment needs. These attacks may lead to armed hostilities or to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability in the United States and could have a material adverse effect on our business, financial condition and operating results.